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                                                                    EXHIBIT 11.1


                               WEEKS CORPORATION

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

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                                                  Three Months    Three Months    Nine Months     Nine Months
                                                      Ended          Ended           Ended           Ended
     (In thousands, except per share data)        Sept. 30,1997  Sept. 30, 1996  Sept. 30, 1997  Sept. 30, 1996
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
Weighted average number of common
  shares outstanding                                  17,693          11,174          15,904          11,162
Dilutive effect of outstanding stock options
  (determined under the Treasury Stock Method)            --              --              --              --
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Weighted average number of common
  and common equivalent shares outstanding            17,693          11,174          15,904          11,162
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Net income                                           $ 5,768         $ 3,033         $14,673         $ 9,226
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Per share data:
  Net income per common share                        $  0.33         $  0.27         $  0.92         $  0.83
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